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                                                                  EXHIBIT (h)(2)

                               AMENDMENT NO. 1 TO
                            TRANSFER AGENCY AGREEMENT

         Amendment No. 1, dated as of October 24, 2002, to the Transfer Agency Agreement dated as of January 29, 1998 (the "Agreement"), by and between Sound Shore Fund, Inc., a corporation operating as an open-end investment company under the Investment Company Act of 1940, duly organized and existing under the laws of the State of Maryland (the "Fund"), and Forum Shareholder Services, LLC, a limited liability company organized under the laws of the State of Delaware ("Forum").

         WHEREAS, the Fund must be in compliance with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by the USA PATRIOT Act of 2001 (together with its implementing regulations, the "Patriot Act"), its implementing regulations, and related governmental and self-regulatory organization rules and regulations; and

         WHEREAS, in accordance with its obligation to provide transfer agency services under this Agreement, Forum has instituted anti-money laundering policies and procedures that are intended to ensure that the Fund is in material compliance with all applicable anti-money laundering laws, regulations, rules and government guidance related to the services to be provided by Forum under this Agreement; and

         WHEREAS, it is contemplated that this anti-money laundering program will be amended from time to time, as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund's or Forum's anti-money laundering responsibilities, including, but not limited to, rules relating to investor identification and verification pursuant to Section 326 of the Patriot Act;

         NOW THEREFORE, the Agreement is hereby amended as follows:

         1. Forum agrees to notify the Fund of any change to Forum's anti-money laundering policies and procedures that may materially impact the Fund's anti-money laundering program.

         2. Forum agrees to allow appropriate federal examiners to (a) obtain and inspect information and records maintained by Forum under this Agreement relating to the Fund's anti-money laundering program and (b) inspect the transfer agent for purposes of the Fund's anti-money laundering program.

         3. Forum agrees to notify the Fund promptly about any detected unusual or suspicious activities involving accounts of Fund shareholders pursuant to Forum's anti-money laundering program. The Fund agrees to notify Forum promptly about any detected unusual or suspicious activities involving accounts of Fund shareholders.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

                                              SOUND SHORE FUND, INC.


                                              By:      /S/ T. GIBBS KANE
                                                 ---------------------------
                                                         T. Gibbs Kane
                                                         President



                                              FORUM SHAREHOLDER SERVICES, LLC


                                              By:      /S/ LISA J. WEYMOUTH
                                                 ---------------------------
                                                       Lisa J. Weymouth
                                                       Director